





                                                                   EXHIBIT 11.1

                                        HARCOURT GENERAL, INC.

Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

(In thousands)                                        For the three months
                                                          ended January 31,
                                                         1997             1996


PRIMARY

1.  Weighted average number of common
          shares outstanding                           71,000           71,827

2.  Assumed conversion of Series A
          Cumulative Convertible Stock                  1,263            1,317

3.  Assumed exercise of certain stock
          options based on average
          market value                                    117              216

4.  Weighted average number of shares
          used in primary per share
          computations                                 72,380           73,360

FULLY DILUTED (A)

1.  Weighted average number of common
          shares outstanding                           71,000           71,827

2.  Assumed conversion of Series A
          Cumulative Convertible Stock                  1,263            1,317

3.  Assumed exercise of all dilutive
          options based on higher of
          average or closing market value                 117              216

4.  Weighted average number of shares
          used in fully diluted per share
          computations                                 72,380           73,360




(A)This calculation is submitted in accordance with Securities Exchange Act of 1934
Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion
No. 15 because it results in dilution of less than 3%.